EX-21

The following table indicates the wholly owned subsidiaries of the Company, their respective states of incorporation and the restaurants operated by each

                                 State of
         Name                    Incorporation      Restaurants
         ----                    -------------      -----------

         Chefs International        Florida         Jack Baker's Lobster Shantys
             Palm Beach, Inc.                           Vero Beach and Jensen
                                                        Beach, Florida

         Hightstown REB, Inc.       New Jersey      Jack Baker's Lobster Shantys
                                                        Pt. Pleasant Beach,
                                                        Toms River and
                                                        Hightstown, New Jersey